Exhibit A
Explanation of Response
(1)The reporting person is a Vice President and a Managing Director of Levine Leichtman
Capital Partners Inc., which is the sole general partner of LLCP California Equity Partners II,
L.P. ("LLCP California Equity").  LLCP California Equity is, in turn, the sole general partner of
Levine Leichtman Capital Partners II, L.P. (the "Fund").  The reporting person is also a limited partner of LLCP California Equity.  The Fund holds the securities reported herein.  The reporting person disclaims beneficial ownership of the securities reported herein (except to the extent of his indirect pecuniary interest therein, if any), and this Form 3 shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose (except to the extent of his indirect pecuniary interest therein, if any).
(2)The adjusted exercise price (the "Warrant Purchase Price") of the shares of Common
Stock issuable upon exercise of Warrant LL-3 and Warrant LL-4 is currently $0.0000008 per share.  Because of limitations in the electronic filing requirements, such adjusted exercise price could not accurately be set forth in Column 4.The Warrant Purchase Price is, upon the occurrence of certain events, subject to anti-dilution and other adjustments as more fully described in each such Warrant.
(3)The adjusted conversion price (the "Series A Preferred Conversion Price") of the shares of
Common Stock issuable upon conversion of the shares of Series A Convertible Preferred Stock is currently $2.6494 per share.  The Series A Preferred Conversion Price is, upon the occurrence of certain events, subject to anti-dilution and other adjustments as more fully described in the
Amended and Restated Articles of Incorporation of the Issuer.
(4)The Series A Convertible Preferred Stock may be converted at any time and from time to time without any time limitations. Because of limitations in the electronic filing requirements, an expiration date was required to be entered in column 2.